Exhibit 99.2

Consolidated Financial Statements

CommX Holdings, Inc.

Three Months Ended March 31, 2011

CommX Holdings, Inc.

Consolidated Financial Statements

Three Months Ended March 31, 2011

Contents

Consolidated Financial Statements:

Consolidated Balance Sheets	1
Consolidated Statements of Operations	2
Consolidated Statements of Stockholders’ Equity	3
Consolidated Statements of Cash Flows	4
Notes to Consolidated Financial Statements	5-10

CommX Holdings, Inc.

Consolidated Balance Sheets

March 31,
2011
Assets
Current assets:
Cash	$107,257
Accounts receivable, trade net of allowance for doubtful accounts of approximately $61,451 as of March 31, 2011	438,313
Total current assets	545,570

Long-term assets:
Property and equipment, net of accumulated depreciation	908,171
Other long-term assets	37,991
Total long-term assets	946,162

$1,491,732

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$437,026
Total current liabilities	437,026

Long-term liabilities:
Other liabilities	28,534

Stockholders' equity:
Series A Preferred Stock; no par value, 5,000,000 shares authorized; 3,150,000 shares issued and outstanding at March 31, 2011	2,100,000
Series B Preferred Stock; no par value, 10,000,000 shares authorized; 5,782,800 shares issued and outstanding at March 31, 2011	5,782,800
Common stock; no par value, 15,000,000 shares authorized; 14,524,927 shares issued and outstanding at March 31, 2011	9,331,663
Stock Subscrition Receivable	(12,542)
Accumulated deficit	(16,175,749)
Total stockholders' equity	1,026,172

1,491,732

The accompanying notes are an integral part of the consolidated financial statements.

CommX Holdings, Inc.

Consolidated Statements of Operations

Three Months Ended March 31, 2011

Revenues	$778,524

Cost of operations	369,504

Gross profit	409,020

Selling, general and administrative expenses	339,246

Income from operations	69,774

Other (expense) income:
Other income	-
-

Net Income	$69,774

The accompanying notes are an integral part of the consolidated financial statements.

CommX Holdings, Inc.

Consolidated Statements of Changes in Stockholders' Equity

Three Months Ended March 31, 2011

							Stock
	Series A Preferred Stock		Series B Preferred Stock		Common Stock		Subscription	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Receivable	Deficit	Total

Balance, December 31, 2010	3,150,000	$2,100,000	5,782,800	$5,782,800	14,524,927	$9,331,663	$(12,542)	$(16,245,523)	$956,398

Net Income								69,774	69,774

Balance, March 31, 2011	3,150,000	$2,100,000	5,782,800	$5,782,800	14,524,927	$9,331,663	$(12,542)	$(16,175,749)	$1,026,172

The accompanying notes are an integral part of the consolidated financial statements.

CommX Holdings, Inc.

Consolidated Statements of Cash Flows

Three Months Ended March 31, 2011
Operating activities
Net Income	$69,774
Adjustments to reconcile net loss to net cash provided (used) by operating activities:
Depreciation and amortization	47,317
Provision for bad debt	(39,111)
(Increase) decrease in:
Account receivable	(39,769)
Other Current Assets	11,347

Increase (decrease) in:
Account payable and accrued expenses	204,471
Deferred revenue and other liabilities	(48,686)
Total adjustments	135,569
Net cash provided (used) by operating activities	205,343

Investing activities
Purchase of property and equipment	(193,340)
Net cash used by investing activities	(193,340)

Financing activities
Exercise of warrants for common stock	-
Net increase in debt converted to preferred stock	-
Net cash provided by financing activities	-

Net increase (decrease) in cash	81,777

Cash at December 31, 2010	25,480

Cash at March 31, 2011	$107,257

The accompanying notes are an integral part of the consolidated financial statements.

CommX Holdings, Inc.

Notes to Consolidated Financial Statements

Three Months Ended March 31, 2011

1.         Background Information and Subsequent Event

Nature of the Business

CommX Holdings, Inc.  (the “Company” or “CommX”)  is a wholesale and retail voice service provider, supplying hosted Voice over Internet Protocol (“VoIP”)  services to ISPs, PBX Interconnects, LAN System Integrators and Voice Resellers and Agents looking to brand their own voice services without operating and maintaining switching and interconnection infrastructure:

•	Started June 18, 2002 as a third generation competitive voice service providers with the intentions of providing VoIP services to small and medium businesses.
•	Our wholesale market is the entire United States while our retail markets are Tampa, FL and New York City, NY.
•	Redundant hosted servers located in datacenters in Northeast and Southeast with a headquarters in Tampa FL.
•	Services provided utilizing BroadWorks Softswitch, Asterisks voice servers, Sansay Session Border Controllers, IBM Blade Servers and open source software

CommX Holdings, Inc.

Notes to Consolidated Financial Statements

Three Months Ended March 31, 2011

2.         Significant Accounting Policies

The significant accounting policies followed are:

The accompanying consolidated financial statements of CommX Holdings, Inc. include the accounts of the Company and its wholly owned subsidiaries, Communications Xchange, Inc.; CommX, Inc.; and License Xchange, Inc.  All significant intercompany accounts and transactions have been eliminated.

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Cash is maintained at financial institutions and, at times, balances may exceed federally insured limits.  The Company has never experienced any losses related to these balances.  All of the Company’s non-interest bearing cash balances were fully insured at March 31, 2011 due to a temporary federal program in effect from December 31, 2010 through December 31, 2012.  Under the program, there is no limit to the amount of insurance for eligible accounts.  Beginning 2013, insurance coverage will revert to $250,000 per depositor at each financial institution, and the Company’s non-interest bearing cash balances may again exceed federally insured limits.  At March 31, 2011 the Company had no interest-bearing amounts on deposit in excess of federally insured limits.

Accounts receivable consist primarily of receivables from wholesale and retail customers for communication services provided.  The Company records a provision for doubtful accounts to allow for any amounts that may not be recoverable, which is based on an analysis of the Company’s prior collection experience, customer credit worthiness, and current economic trends.  Based on management’s review of accounts receivable, an allowance for doubtful accounts of $61,451 is considered adequate at March 31, 2011.  The Company determines receivables to be past due based on the payment terms of original invoices.  Interest is not typically charged on past due receivables.

Property and equipment are recorded at cost.  Depreciation is calculated by the straight-line method over the estimated useful lives of the assets, ranging generally from two to ten years.  Maintenance and repairs are charged to operations when

CommX Holdings, Inc.

Notes to Consolidated Financial Statements

Three months Ended March 31, 2011

2.         Significant Accounting Policies (continued)

incurred.  Betterments and renewals are capitalized.  When property and equipment are sold or otherwise disposed of, the asset account and related accumulated depreciation account are relieved, and any gain or loss is included in operations.

Telecom equipment	8 years
Switchboard software	10 years
Furniture and fixtures	7 years

The Company follows Accounting Standards Codification Topic 360, “Property, Plant, and Equipment” (“ASC Topic 360”), which addresses the financial accounting and reporting for impairment of long-lived assets, including goodwill and intangible assets with definite lives.  In accordance with Topic 360, long-lived assets that are subject to depreciation and amortization are reviewed for potential impairment whenever events or circumstances indicate that carrying amounts may not be recoverable.  During the three months ended March 31, 2011, the Company determined that its long-lived assets were not impaired.

The cost of acquired customer lists of $462,500 was amortized using the straight-line method over the estimated useful life of two years. As of March 31, 2011, the customer lists were fully amortized.

Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the consolidated financial statements carrying amounts of existing assets and liabilities and their respective income tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized as income in the period that the included the enactment date.

The Company follows Accounting Standards Codification Topic 740, “Income Taxes” (“ASC Topic 740”).  This standard prescribes a recognition and measurement of tax positions taken or expected to be taken in a tax return.  For these benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities.  Based on management’s evaluation, this standard does not have an effect on the Company’s financial position at March 31, 2011 or its results of operations for the years then ended.  The Company’s tax returns for the years prior to 2007 are no longer subject to audit by taxing authorities.

CommX Holdings, Inc.

Notes to Consolidated Financial Statements

Three Months Ended March 31, 2011

2.         Significant Accounting Policies (continued)

Revenue is derived from provisioning telecommunication services under formal arrangements with customers who are principally commercial businesses.  Generally, the Company contracts with customers for periods of approximately two years to provide local, long-distance, internet, and other enhanced services and customer-premise equipment under base-rate contracts that provide for incremental revenue for usage above the base rates.  Certain service arrangements include customer premise equipment.  Management has evaluated the customer premise equipment element of revenue arrangements under current multi-element revenue accounting standards and has determined that such revenue is earned consistently over the term of the base-rate contracts.  The Company records telecommunications services revenue monthly as it is earned over the contract period.

Direct costs associated with revenue arrangements include costs for inter-connection and wholesale telecommunication carrier arrangements and installation costs.  These direct costs are recognized as carrier and other direct costs of services in the accompanying consolidated statements of operations as they are incurred.

The Company accounts for share-based payments to employees based on the fair value of the shares on the grant date.  Related compensation cost is recognized over the requisite service period unless forfeited.

Amounts collected and remitted to governmental authorities for sales taxes and other similar taxes are reported in the net basis.

3.         Property and Equipment

Property and equipment consist of:

March 31, 2011
Telecommunications equipment	$504,084
Switchboard software	1,390,830
Furniture and fixtures	9,940
1,904,854
Less accumulated depreciation	996,683
$908,171

Depreciation amounted to $47,317 for the three months ended March 31, 2011.

CommX Holdings, Inc.

Notes to Consolidated Financial Statements

Three Months Ended March 31, 2011

4.         Operating Lease Commitments

The Company leases office space under a non-cancelable operating lease that expires in 2013.  The following is a schedule by year of the future minimum rental payments required under the lease that has remaining non-cancelable lease term in excess of one year:

Year Ending
December 31,
2011	$95,645
2012	131,362
2013	112,368
$339,375

Rent expense for the three months ended March 31, 2011 amounted to $26,855.

5.         Contingencies

From time to time, the Company may be involved in various litigation proceedings incidental to the ordinary course of business.  In the opinion of management, the ultimate liability, if any, resulting from such litigation would not be material in relation to the Company’s consolidated financial position or results of operation.

6.         Concentrations

For the three months ended March 31, 2011, purchases from two and three major vendors amounted to approximately 29 percent of total purchases.  The accounts payable balances at March 31, 2011 for these customers totaled approximately $1,000 of total accounts payable, respectively.  Management believes no risk is present under this arrangement due to other suppliers being readily available.

CommX Holdings, Inc.

Notes to Consolidated Financial Statements

Three Months Ended March 31, 2011

7.         Income Taxes

The Company did not record a provision for income taxes due to the net operating loss carryforward from December 31, 2010 of $3,838,043.

8.         Equity

Series A and B Preferred Stock
At March 31, 2011, the Company has authorized 5 million shares of Series A preferred stock and 10 million shares of Series B preferred stock, which both have equal rights and attributes of their equivalent in common stock.  Series A preferred stock converts to common stock at a one to one ratio while each share of Series B preferred stock converts to two shares of common stock.

Common Stock
All outstanding shares of the Company’s common stock are of the same class and have equal rights and attributes.

During June 2011, the Company authorized an additional 20 million shares of common stock to enable conversion of Series A and B preferred stock.